AMENDMENT TO
DISTRIBUTION AGREEMENT
BETWEEN
GPS FUNDS II
AND
CAPITAL BROKERAGE CORPORATION

This Amendment (the “Amendment”) is entered into as of ______________, 2012, by and between GPS Funds II, a Delaware statutory trust (the “Trust”), and Capital Brokerage Corporation, a California corporation (the “Distributor”).

The parties hereby amend the Distribution Agreement dated April 1, 2011 (the “Agreement”), as set forth below.  Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

Effective immediately, Appendix A of the Agreement is replaced with Appendix A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

GPS Funds II

___________________________________
Name:
Title:

Capital Brokerage Corporation

___________________________________
Name:
Title:

APPENDIX A

GuidePath Strategic Asset Allocation Fund

GuidePath Tactical Constrained Asset Allocation Fund

GuidePath Tactical Unconstrained Asset Allocation Fund

GuidePath Absolute Return Asset Allocation Fund

GuideMark Opportunistic Fixed Income Fund

GuideMark Global Real Return Fund

GuidePath Multi-Asset Income Asset Allocation Fund

GuidePath Altegris Multi-Strategy Alternative Allocation Fund

GuidePath Fixed Income Allocation Fund